Exhibit 99

News Release

Luby’s, Inc .
13111 Northwest Freeway
Suite 600
Houston, Texas 77040
713/329-6800
www.lubys.com

For additional information contact: Media Relation Line, 713-329-6808

FOR IMMEDIATE RELEASE

Luby’s Announces First Quarter Results
- Company Posts Increased Same-Store Sales, Smaller Net Loss than Prior Year -

HOUSTON, TX — December 30, 2004 — Luby’s, Inc. (NYSE: LUB) today announced the results of operations for the first quarter of fiscal 2005, ended November 17, 2004. Same-store sales increased 4.2% over the prior year and the Company posted a net loss for the quarter of $1.2 million compared to a $4.5 million loss last year. The Company’s debt decreased by $2.8 million during the first quarter.

“We’re pleased to post an increase in same-store sales for the first quarter,” said Chris Pappas, President and CEO. “I’m also proud that we were able to continue to pay down our debt during the quarter as we sold additional closed restaurant properties.”

During the first quarter, sales increased 4.2%, from $67.4 million in the first quarter of fiscal 2004 to $70.3 million this year. All of the Company’s sales during the first quarter were characterized as same-store sales. Total prime costs of food and labor as a percent of sales were flat year-over-year at 54.9% of sales. An increase in food costs, from 27.0% of sales in 2004 to 28.0% this year was offset by a decline in labor costs as a percent of sales from 27.9% in 2004 to 26.9% this year. The Company posted a net loss of $1.2 million, or five cents a share, for the first quarter this year. That compares with a net loss of $4.5 million, or twenty cents a share, last year.

“As the quarter with the lowest sales, the first quarter is always challenging for us. Despite higher food commodity prices which negatively impacted margins, we posted better year-over-year results due to sales increases, lower interest costs, lower general and administrative expenses, and lower discontinued operations charges,” said Pappas.

Occupancy and other operating costs were $23.5 million this year compared to $21.5 million last year, an increase of $2.0 million. This increase was due to a number of factors, including preventative and incidental restaurant repairs and maintenance expenses, planned increases in advertising expense, and start-up costs associated with new initiatives, such as the expansion of the waitstaff program to additional stores. Overall, these expenses are designed to strengthen Luby’s competitiveness in our markets. The Company also experienced higher gas and electric prices due to a more expensive commodity market. General and administrative expenses were lower than the prior year by approximately $545,000, due in part to lower consulting fees than the prior year. Depreciation was lower by approximately $188,000, and interest expense was lower by $1.6 million due to the lower debt levels and a lower effective interest rate.

The Company reported no expense associated with provision for asset impairments, compared to an expense of approximately $276,000 in the first quarter of 2004. For other income (loss), net, the Company posted a loss of $53,000 this year, compared to an income of $191,000 last year. The difference is primarily due to losses recognized on the write-off of store equipment in the first quarter of 2005. First quarter 2005 costs relating to the relocation of the Luby’s corporate headquarters from San Antonio to Houston, which was completed in early December, were approximately $272,000. Luby’s reported a loss before discontinued operations of $0.7 million and a net loss of $1.2 million. This compares to a loss before discontinued operations of $2.0 million and a net loss of $4.5 million last year. From an EBITDA standpoint, the Company posted $4.0 million in EBITDA in the first quarter of 2005 compared to $4.6 million in EBITDA in the same period last year.

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Luby’s provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 135 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. Starting the first week of January, that delicious home-style food will include two new items — parmesan crusted tilapia and sweet pepper salmon — presented on new, more colorful menu boards. Luby’s stock is traded on the New York Stock Exchange (symbol LUB). For more information about Luby’s, visit the Company’s website at www.lubys.com.

The Company will hold its quarterly conference call with financial analysts to discuss first quarter results on Thursday, December 30, 2004, at 11:00 a.m. (Central Time). Interested investors are invited to listen to the call by dialing 800-758-6974; conference name is Luby’s. A replay will be available following the call through Thursday, January 6, 2005. The replay number is 800-642-1687; conference I.D. number 2952983.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan. Reclassification facilitates more meaningful comparability to the Company’s current information. As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended
	November 17,	November 19,
	2004	2003
	(84 days)	(84 days)
SALES	$70,256	$67,415

COSTS AND EXPENSES
Cost of food	19,709	18,219
Payroll and related costs	18,896	18,828
Occupancy and other operating expenses	23,540	21,473
Depreciation and amortization	3,703	3,891
Relocation and voluntary severance costs	272	—
General and administrative expenses	4,082	4,627
Provision for asset impairments and restaurant closings	—	276

TOTAL COSTS AND EXPENSES	70,202	67,314

INCOME (LOSS) FROM OPERATIONS	54	101
Interest expense	(687)	(2,273)
Other income (loss), net	(53)	191

Income (loss) from continuing operations before income taxes	(686)	(1,981)
Provision (benefit) for income taxes	—	—

Income (loss) from continuing operations	(686)	(1,981)
Discontinued operations, net of taxes	(512)	(2,485)

NET INCOME (LOSS)	$(1,198)	$(4,466)

Income (loss) per share — before discontinued operations — basic and assuming dilution	$(0.03)	$(0.09)
Income (loss) per share — from discontinued operations — basic and assuming dilution	(0.02)	(0.11)

Net income (loss) per share — basic and assuming dilution	$(0.05)	$(0.20)

Average number of shares outstanding	22,494	22,470

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 17,	August 25,
	2004	2004
ASSETS
Current Assets:
Cash	$341	$1,211
Short-term investments	5,012	4,384
Trade accounts and other receivables	499	101
Food and supply inventories	2,430	2,092
Prepaid expenses	2,275	1,028
Income tax receivable	1,033	1,073

Total current assets	11,590	9,889
Property, plant and equipment	194,076	196,541
Property held for sale	22,696	24,594
Investments and other assets	3,370	3,756

Total assets	$231,732	$234,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,546	$15,888
Accrued expenses and other liabilities	25,206	25,280

Total current liabilities	41,752	41,168
Credit-facility debt	28,000	28,000
Term debt	20,639	23,470
Convertible subordinated notes, net — related party	1,878	2,091
Other Liabilities	5,309	5,385
Deferred income taxes and other credits	1,033	1,073
Reserve for restaurant closings	500	500
Commitments and contingencies	—	—

Total liabilities	99,111	101,687

SHAREHOLDERS’ EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,534,067 shares and 27,410,567 shares in fiscal 2005 and 2004, respectively	8,811	8,771
Paid-in capital	44,250	43,564
Retained earnings	184,331	185,529
Less cost of treasury stock, 4,933,063 shares	(104,771)	(104,771)

Total shareholders’ equity	132,621	133,093

Total liabilities and shareholders’ equity	$231,732	$234,780

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The Company’s operating performance is evaluated using several measures. One of those measures, EBITDA, is derived from the Income (Loss) From Operations GAAP measurement. EBITDA has historically been used by the Company’s lenders to measure compliance with certain financial debt covenants. The Company’s senior debt agreements define EBITDA as the consolidated income (loss) from operations set forth in the Company’s consolidated statements of operations before depreciation, amortization, other noncash expenses, interest expense, taxes, noncash income and extraordinary gains or losses, and other nonrecurring items of income or expense as approved by the required lenders.

	Quarter Ended
	November 17,	November 19,
	2004	2003
	(84 days)	(84 days)
	(In thousands)
Income (loss) from operations	$54	101
Less excluded items:
Provision for asset impairments and restaurant closings	—	276
Relocation and voluntary severance costs	272	—
Depreciation and amortization	3,703	3,891
Noncash executive compensation expense	—	294

EBITDA	$4,029	4,562

While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, such as operating income and net income. In addition, the Company’s definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

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